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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Georgia Gulf Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GEORGIA GULF CORPORATION
115 Perimeter Center Place
Suite 460
Atlanta, Georgia 30346

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 17, 2005

To the Stockholders:

        The Annual Meeting of Stockholders of Georgia Gulf Corporation will be held in the Conference Center at the South Terraces, 115 Perimeter Center Place, Atlanta, Georgia 30346, on May 17, 2005 at 1:30 p.m. local time for the following purposes:

  (1)
  to elect two directors to serve for a term of three years;

  (2)
  to ratify the appointment of Deloitte & Touche LLP to serve as Georgia Gulf's independent registered public accounting firm for the year ending December 31, 2005;

  (3)
  to transact any other business as may properly come before the meeting.

        The board of directors has fixed the close of business on March 28, 2005, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

        You are cordially invited to attend the meeting. However, whether or not you plan to be personally present at the meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed postage prepaid envelope.

By Order of the Board of Directors

Joel I. Beerman Vice President, General Counsel and Secretary

Dated: April 11, 2005

GEORGIA GULF CORPORATION
115 Perimeter Center Place
Suite 460
Atlanta, Georgia 30346

PROXY STATEMENT
For Annual Meeting of Stockholders To Be Held May 17, 2005

GENERAL

        This proxy statement and the accompanying form of proxy are being furnished to the stockholders of Georgia Gulf Corporation on or about April 11, 2005 in connection with the solicitation of proxies by our board of directors for use at the annual meeting of stockholders to be held on May 17, 2005 at 1:30 p.m. local time in the Conference Center at the South Terraces, 115 Perimeter Center Place, Atlanta, Georgia 30346, and any adjournment of the meeting. Any stockholder who executes and delivers a proxy may revoke it at any time before its use by (i) giving written notice of revocation to our corporate secretary, (ii) executing a proxy bearing a later date, or (iii) appearing at the meeting and voting in person.

        Unless otherwise specified, all shares represented by effective proxies will be voted in favor of:

  •
  election of the two nominees as directors; and

  •
  ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2005.

Our board of directors does not know of any other business to be brought before the meeting, but if any other business is properly brought before the meeting, proxies will be voted upon those matters in accordance with the judgment of the person or persons acting under the proxies.

        We will pay the cost of soliciting proxies. In addition to use of the mails, proxies may be solicited in person or by telephone or facsimile by our directors and officers, who will not receive additional compensation for these services. We have retained W.F. Doring & Co. to assist in the solicitation of proxies for a fee not to exceed $4,000. Brokerage houses, nominees, custodians and fiduciaries will be requested to forward soliciting material to beneficial owners of stock held of record by them, and we will reimburse those persons for their reasonable expenses in doing so.

        Only holders of record of outstanding shares of common stock of Georgia Gulf at the close of business on March 28, 2005, are entitled to notice of, and to vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on the record date. There were 33,990,402 shares of common stock outstanding and entitled to vote on March 28, 2005.

        When the holders of at least 50% of the common stock, referred to as a quorum, are represented at the meeting, the vote of the holders of a majority of the common stock present in person or represented by proxy will decide the action proposed on each matter identified in this proxy statement, except the election of directors, who are elected by a plurality of all votes cast. Abstentions and broker "non-votes" will be counted as present in determining whether the quorum requirement is satisfied. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal pursuant to discretionary authority or instructions from the beneficial owner, but does not vote on another proposal because the nominee has not received instruction from the beneficial owner and does not have discretionary power. The aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the meeting, whether those stockholders vote for or against the proposals or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required for approval of the proposals, and the total number of votes cast for each of these proposals will be counted for purposes of determining whether sufficient affirmative votes have been cast. An abstention from voting by a stockholder on a proposal has the same effect as a vote against the proposal. Broker "non-votes" are not counted for purposes of determining whether a proposal has been approved.

PROPOSAL I—ELECTION OF DIRECTORS

        Our certificate of incorporation, as amended, provides that the board of directors be divided into three classes, each consisting, as nearly as possible, of one-third of the total number of directors constituting the board of directors, with each class to serve for a term of three years. The following nominees, each of whom is an incumbent class III director, are proposed for election in class III, to serve until 2008:

  •
  John E. Akitt
  •
  Charles L. Henry

        Unless instructed otherwise, the proxies will be voted for the election of the two nominees named above. If any nominee is unable to serve, proxies may be voted for a substitute nominee selected by the board of directors.

Nominees for Election in Class III on May 17, 2005

        John E. Akitt, age 72, has served as a director since February 2000. Mr. Akitt has been a consultant since February 1998. He was executive vice president of Exxon Chemical Company from January 1992 until January 1998. Mr. Akitt is a director of Cytec Industries, Inc.

        Charles L. Henry, age 63, has served as a director since May 2003. Mr. Henry retired as chairman and chief executive officer of Johns Manville Corporation in June 2004, having served since 1996. He was Executive Vice President and Chief Financial Officer of DuPont from 1993 to 1996. Mr. Henry is a director of Lennox, International.

Other Directors

  Class I Directors Serving Until 2006

        Dennis M. Chorba, age 64, served as our vice president—administration from February 1992 until his retirement in March 1994. Mr. Chorba has served as a director since February 1994.

        Patrick J. Fleming, age 61, has served as a director since February 2000. Mr. Fleming has been an energy consultant since January 2000. In 1998 and 1999, he was the managing director and chief executive officer of Calortex Inc., a joint venture between Texaco, Calor Gas and Nuon International and resided in the United Kingdom. From 1994 to December 1997, Mr. Fleming was president of Texaco Natural Gas, Inc.

  Class II Directors Serving Until 2007

        Jerry R. Satrum, age 60, served as our chief executive officer from February 1991 until his retirement in April 1998, and served as president from May 1989 until December 1997. Mr. Satrum has been a director since our inception. Mr. Satrum is also a director of Cytec Industries, Inc.

        Edward A. Schmitt, age 58, has served as our chief executive officer since April 1998 and as our president since December 1997. He also served as our chief operating officer from February 1997 to April 1998, as our executive vice president from February 1997 to December 1997, and as our vice president—operations commodity chemicals group from August 1993 until January 1997. Mr. Schmitt has been a director since February 1998, and in September 2001, he was elected to the additional position of chairman of the board.

        Yoshi Kawashima, age 69, has served as a director since May 2003. Since July 2002, Mr. Kawashima has been president of YK Resources, an executive search firm. From 1999 to February 2002, Mr. Kawashima was chairman and chief executive officer of Reichhold, Inc., and from 1999 to June 2002, he was chairman and chief executive officer of DIC Imaging Products USA, Inc.

Independence of Directors

        Georgia Gulf Corporate Governance Guidelines require that a majority of directors meet the independence standards of applicable law and the New York Stock Exchange listing requirements. The board of directors has determined that Messrs. Akitt, Chorba, Fleming, Henry, Kawashima and Satrum meet these standards for independence and are independent of management. Our Corporate Governance Guidelines, as well as our Code of Business Ethics, are publicly available on our website at http://www.ggc.com under investor relations.

Executive Sessions

        Georgia Gulf's governance guidelines require that independent directors meet at regularly scheduled executive sessions without management. These directors appoint a presiding director at the beginning of each executive session. Stockholders may communicate with these directors in the manner described under "Communications with Directors" below.

Compensation of Directors

        Directors are elected annually to serve until the expiration of the term of their class or until their successors are elected and qualified. The chairman, provided he is not employed by us, is paid an annual fee of $42,000 and an attendance fee of $1,500 per meeting, as well as receiving reimbursements for travel expenses. Directors who are not our executive officers are paid an annual fee of $30,000 and an attendance fee of $1,500 per meeting, as well as receiving reimbursements for travel expenses. Non-employee directors are eligible to participate in our 1998 and 2002 equity and performance incentive plans.

The Audit Committee

        In 2004, the audit committee of the board of directors was comprised of Dennis M. Chorba, Patrick J. Fleming, Charles T. Harris III (until his resignation as a director in May 2004), Jerry R. Satrum, and Charles L. Henry (elected to the committee in May 2004.) All committee members are currently independent as defined by the Listed Company Manual of the New York Stock Exchange. The board has determined that Mr. Satrum is an "audit committee financial expert" as that term is defined by SEC regulations. The primary functions of the audit committee are to review the adequacy of the system of internal controls and management information systems, to review the results of our independent registered public accounting firm's quarterly reviews of our interim financial statements, and to review the planning and results of the annual audit with our independent registered public accounting firm. This committee held eight meetings in 2004. The board of directors has adopted a written charter for the audit committee. The audit committee charter is publicly available on our website at: http://www.ggc.com under investor relations.

The Equity Compensation Committee

        In 2004, the equity compensation committee of the board of directors was comprised of John E. Akitt, Patrick J. Fleming, Charles T. Harris III (until his resignation as a director in May 2004), Charles L. Henry and Yoshi Kawashima. All committee members are currently independent as defined by the Listed Company Manual of the New York Stock Exchange. This committee's primary functions include overseeing our executive compensation and equity and performance incentive compensation plans and policies. This committee held four meetings in 2004. The equity compensation committee has adopted a written charter. The charter is publicly available on our website at: http://www.ggc.com under investor relations.

The Nominating and Governance Committee

        In 2004, the independent nominating and governance committee was comprised of Dennis M. Chorba, John E. Akitt, Charles L. Henry and Yoshi Kawashima. All committee members are currently independent as defined by the Listed Company Manual of the New York Stock Exchange. This committee's primary function is to identify and recommend candidates to fill any board vacancies. This committee held four meetings in 2004. The nominating and governance committee has adopted a written charter. The charter is publicly available on our website at: http://www.ggc.com under investor relations.

        The committee selects candidates based on their character, judgment, business experience and specific areas of expertise, among other relevant considerations, such as the requirements of applicable law and listing standards. The selection process may emphasize different qualities based on the board's composition at the time of the board vacancy. The committee works closely with executive management and other directors in developing its recommendations for new board members. The committee has the authority to retain an executive search firm as needed to identify director candidates.

        This committee will consider nominees recommended by stockholders. Any recommendation should be addressed in writing to the Nominating and Governance Committee, c/o the Corporate Secretary, 115 Perimeter Center Place, Suite 460, Atlanta, Georgia 30346.

Communications with Directors

        Any stockholder is welcome to communicate with any director or the board of directors by writing to the director, directors or the board, c/o the Corporate Secretary, 115 Perimeter Center Place, Suite 460, Atlanta, Georgia 30346.

Attendance

        The board of directors held six meetings in 2004. During 2004, no director attended fewer than 75% of the total number of meetings of the board of directors and any committee on which he served. Georgia Gulf encourages its directors to attend its annual stockholders meeting. In 2004, all directors attended the annual meeting. None of our directors or executive officers are related to any of our other directors or executive officers.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

        The following table lists information as of March 28, 2005 about the number of shares owned by each director, each executive officer listed on the summary compensation table included later in this proxy statement, all of our directors and executive officers as a group and each person or group known by us to own more than 5% of our stock:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class (1)
Jerry R. Satrum	741,154	(2)	2.18%
Edward A. Schmitt	697,048	(3)	2.05%
Dennis M. Chorba	603,375	(4)	1.78%
C. Douglas Shannon	216,922	(5)	*
Mark J. Seal	171,257	(6)	*
Joel I. Beerman	119,197	(7)	*
William H. Doherty	101,444	(8)	*
John E. Akitt	9,500	(9)	*
Patrick J. Fleming	9,500	(9)	*
Yoshi Kawashima	3,500	(10)	*
Charles L. Henry	3,500	(10)	*
All Directors and officers as group (12 persons)	2,712,583	(11)	7.98%
Barclays Global Investors, NA. 45 Fremont Street San Francisco, CA 94105	4,105,205	(12)	12.08%

*
Represents less than 1%.

(1)
Beneficial ownership as reported in the table has been determined in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated, each person has sole voting and dispositive power with respect to all shares listed opposite his name.

(2)
Includes 50,000 shares owned by Mr. Satrum's wife; 30,000 shares held in trust for the Satrum Foundation, of which Mr. Satrum serves as trustee; and 10,500 shares that may be acquired upon exercise of options.

(3)
Includes 456,000 shares that may be acquired upon exercise of options.

(4)
Includes 47,000 shares owned by Mr. Chorba's wife and 10,500 shares that may be acquired upon exercise of options.

(5)
Includes 114,001 shares that may be acquired upon exercise of options.

(6)
Includes 119,001 shares that may be acquired upon exercise of options.

(7)
Includes 20,000 shares owned by Mr. Beerman's wife and 59,001 shares that may be acquired upon exercise of options.

(8)
Includes 69,001 shares that may be acquired upon exercise of options.

(9)
Includes 7,500 shares that may be acquired upon exercise of options.

(10)
Includes 1,500 shares that may be acquired upon exercise of options.

(11)
Includes 871,671 shares that may be acquired upon exercise of options.

(12)
According to the Schedule 13G dated February 14, 2005 of Barclays Global Investors, NA., includes sole voting power with respect to 3,3,809,975 shares and sole dispositive power with respect to all such shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        We believe all stock transaction reports required to be filed by Section 16(a) of the Securities Exchange Act of 1934 with the Securities and Exchange Commission were timely filed by all directors and officers.

EXECUTIVE COMPENSATION

Cash Compensation

        The following table sets forth the cash compensation for the last three years ended December 31 for our chief executive officer and four most highly compensated executive officers other than the chief executive officer during 2004, who are collectively referred to as our named executive officers:

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation(1)	Restricted Stock Awards ($)(2)	Securities Underlying Options (#)	All Other Compensation ($)(3)
Edward A. Schmitt Chairman, president and Chief executive officer	2004 2003 2002	730,008 702,000 675,000	715,875 386,100 454,967	920,128 — —	1,165,730 818,720 1,012,930	78,000 78,000 78,000	1,401,152 54,822 54,591	(4)(5)
Mark J. Seal Vice president- polymer group	2004 2003 2002	304,992 293,200 281,856	271,908 146,600 172,707	129,564 — —	216,880 152,320 186,800	14,500 14,500 14,500	211,788 34,046 32,663	(4)(6)
Joel I. Beerman Vice president-general counsel and secretary	2004 2003 2002	304,008 292,200 280,992	271,016 146,100 160,165	127,315 — —	216,880 152,320 186,800	14,500 14,500 14,500	209,063 36,348 35,131	(4)(7)
William H. Doherty Vice president-vinyl compounds group	2004 2003 2002	304,008 287,000 270,312	271,016 143,500 165,634	65,454 — —	216,880 152,320 186,800	14,500 14,500 14,500	114,152 23,479 22,476	(4)(8)
C. Douglas Shannon Vice president-chemicals group	2004 2003 2002	304,008 287,000 270,312	271,016 143,500 165,634	68,011 — —	216,880 152,320 186,800	14,500 14,500 14,500	118,311 25,825 25,992	(4)(9)

(1)
Consists of amounts reimbursed to each executive officer for payment of taxes on income related to the termination of the split dollar insurance program.

(2)
The awards listed comprise the number of restricted shares of each named executive officer times the shares' closing price on the date of grant. The values of the restricted shares as of December 31, 2004 were $4,282,750 for Mr. Schmitt, and $796,750 for the other executives, based on the closing price of the company's shares on December 31, 2004 of $49.80. Dividends are paid to holders of restricted shares.

(3)
Consists of amounts paid under our savings and capital growth plan, which is a defined contribution plan and amounts included as income under our split dollar life insurance plan, as well as the actuarial value of the split dollar life insurance plan's benefits.

(4)
For 2004, we contributed the amount of $14,000 for each named executive officer under the savings and capital growth plan.

(5)
Includes $152,800 for income under our split dollar life insurance plan and $1,234,352 as the cash value transferred to Mr. Schmitt as part of the termination of the split dollar life insurance plan effective September 30, 2004.

(6)
Includes $36,144 for income under our split dollar life insurance plan and $161,644 as the cash value transferred to Mr. Seal as part of the termination of the split dollar life insurance plan effective September 30, 2004.

(7)
Includes $46,813 for income under our split dollar life insurance plan and $148,250 as the cash value transferred to Mr. Beerman as part of the termination of the split dollar life insurance plan effective September 30, 2004.

(8)
Includes $39,508 for income under our split dollar life insurance plan and $60,644 as the cash value transferred to Mr. Doherty as part of the termination of the split dollar life insurance plan effective September 30, 2004.

(9)
Includes $44,083 for income under our split dollar life insurance plan and $60,228 as the cash value transferred to Mr. Shannon part of the termination of the split dollar life insurance plan effective September 30, 2004.

Option Grants in the Last Fiscal Year

        The table below sets forth information regarding options to purchase shares of our common stock that were granted under the 2002 Equity and Performance Incentive Plan on March 2, 2004 to the named executive officers. The options become exercisable in three equal installments on the first, second and third anniversaries of the date of grant. If we experience a change in control, as defined in the plan, any options or portions of options that have not yet expired become immediately exercisable. Generally, a change in control will have occurred (i) if we are merged or consolidated with an entity or sell substantially all of our assets to an entity and immediately after that merger, consolidation or sale, our stockholders have less than a majority of the combined voting power of the outstanding securities of the combined or acquiring entity, (ii) in the case of an acquisition by a person of more than 33 1/3% of our common stock, or (iii) if specified changes in our board of directors occur.

INDIVIDUAL GRANTS

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term (1)
	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal 2004
Name			Exercise Price ($/Sh)	Expiration Date
					5% ($)	10% ($)
Edward A. Schmitt	78,000	25.60%	27.21	3/2/2014	1,334,580	3,382,860
Mark J. Seal	14,500	4.76%	27.21	3/2/2014	248,095	628,865
Joel I. Beerman	14,500	4.76%	27.21	3/2/2014	248,095	628,865
William H. Doherty	14,500	4.76%	27.21	3/2/2014	248,095	628,865
C. Douglas Shannon	14,500	4.76%	27.21	3/2/2014	248,095	628,865

(1)
The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the price of our common stock. In order to realize the potential values set forth in the 5% and 10% columns, the per share price of our common stock would be $44.32 and $70.58, respectively.

Aggregated Option Exercises and Fiscal Year End Option Values

        The table below lists information regarding option exercises in 2004 based on the difference between the fair market value and the exercise price and unexercised options held at the end of 2004 by the named executive officers, based on the value of options held by those officers on December 31, 2004. This value is calculated as the difference between the exercise price of the option and $49.80 per share, which was the closing price of our common stock on that date as reported in the Record of

Composite Transactions for New York Stock Exchange listed securities and printed in The Wall Street Journal.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#) Exercisable/Unexercisable	Value of Unexercised In-the-money Options at Fiscal Year End ($) Exercisable/Unexercisable
Edward A. Schmitt	135,000	3,746,429	378,000/156,000	8,969,160/4,049,240
Mark J. Seal	55,000	542,563	104,501/28,999	2,442,586/752,714
Joel I. Beerman	95,000	1,413,759	44,501/28,999	1,019,086/752,714
William H. Doherty	15,000	474,900	79,501/28,999	2,078,836/752,714
C. Douglas Shannon	—	—	99,501/28,999	2,666,986/752,714

Salaried Employees Retirement Plan

        Messrs. Schmitt, Seal, Beerman, Shannon and Doherty participate in our salaried employees retirement plan, a defined benefit plan. This plan provides annual payments to each officer after retirement, disability or other termination equal to 30% of his final annual salary during the last year of his employment. At the officer's death, the plan will continue to pay 50% of this amount to his surviving spouse for the remainder of the spouse's life. At December 31, 2004, the estimated annual benefits under the plan payable to Messrs. Schmitt, Seal, Beerman, Shannon and Doherty, upon retirement at age 62 are $170,000, $118,935, $114,655, $117,061 and $122,494, respectively.

Termination of Split Dollar Life Insurance Plan

        In 1998, we implemented a split dollar life insurance plan for the benefit of our officers. In accordance with the split dollar life insurance plan, each participating officer entered into an agreement that, subject to specified limitations, provided the officer with pre-retirement and post-retirement death benefits. We agreed to provide the benefits through the purchase of a life insurance policy by which we would be reimbursed for our premium costs from each policy's cash value or death benefit. If an officer engaged in specified competitive activity after termination, benefits under the split dollar life insurance plan were to be returned to us. Messrs. Schmitt, Seal, Beerman, Doherty, and Shannon participated in the split dollar life insurance plan.

        Effective September 30, 2004, we terminated the split dollar life insurance plan for Messrs. Schmitt, Seal, Beerman, Shannon and Doherty. Each of those officers executed an agreement formally terminating his participation in the plan. The original insurance policies purchased as part of the plan are owned solely by Georgia Gulf and the executives acquired new insurance policies solely owned by them. In exchange for these agreements, we transferred a portion of the cash value of the original insurance policies to the new policies owned by each executive. The new policies owned by Messrs. Schmitt, Seal, Beerman, Shannon and Doherty were transferred cash values of $1,234,352; $161,644; $148,250; $60,228; and $60,644 respectively. In addition, we paid the related tax withholdings on behalf of these executives. The agreement provides that Georgia Gulf may, in its sole discretion, pay premiums on the new policies.

Compensation Committee Interlocks and Insider Participation

        In February 1998, we established the equity compensation committee in connection with the 1998 Equity and Performance Incentive Plan, and the committee's functions have continued under the 2002 Equity and Performance Incentive Plan. This committee has performed functions relating to all executive compensation, including those required by the equity and performance incentive plan, since February 2000. In 2004, the equity compensation committee of the board of directors was composed of Charles T. Harris III (until his resignation as a director in May 2004), John E. Akitt, Patrick J. Fleming, Charles L. Henry and Yoshi Kawashima.

REPORT ON EXECUTIVE COMPENSATION

        The compensation of our executive officers is based on a policy of attracting, retaining and rewarding the executive officers by compensating them at a level competitive with similarly situated employees within the industry. This policy includes an appropriate balance between the need to attract and retain qualified executives and the desire to control overall costs to stockholders. Officer compensation consists of salary, bonus payments under our management incentive bonus plan, and the award of stock options and restricted stock. Officers participate in our savings and capital growth plan, salaried employees' retirement plan, and life insurance program. Federal tax legislation enacted in 1993 generally precludes public companies from taking a tax deduction for specified compensation in excess of $1,000,000 paid to the corporation's chief executive officer and the four other most highly compensated executive officers. The directors making decisions regarding compensation monitor the impact of this legislation in an attempt to maximize the deductibility of executive officer compensation.

        To determine that the annual compensation of our chief executive officer and our other officers is competitive with similarly situated employees in the industry, the equity compensation committee reviewed an analysis of executive officer compensation prepared by a compensation and benefits consulting firm hired at the direction of the committee. This analysis compared the compensation paid to our executives with information obtained from databases maintained by the consultants as well as publicly available proxy statement information relating to companies considered to be comparable to Georgia Gulf. Management and the equity compensation committee believe the information obtained reasonably reflects the practices of comparable companies. The information included both annual salary and total current compensation, which is comprised of salary and bonus. Total current cash compensation of the named executive officers is believed to be generally competitive based on a comparison to the information. The total current cash compensation of all named executive officers is within the median ranges reported in the analysis.

        In 2004, our key employees, including the named executive officers, participated in our management incentive bonus plan. The objective of this plan is to motivate the performance of the participants by creating the potential for increased compensation tied directly to company profit. At the beginning of each year, participants are assigned a bonus level, set primarily by reference to their salary level. A corporate target for earnings is also established.    The target is an EBITDA (earnings before interest, taxes, depreciation and amortization) return equal to our cost of capital plus 200 basis points.

        If the target is reached, the named executive officers receive a payment equal to 70% of their points awarded. Payments are ratably reduced to a minimum, which is the greater of half of the corporate target or a risk-free rate of return (e.g. 10 year Treasury Bill), in which case participants receive a payment equal to 10% of their points awarded. The maximum that can be awarded under the plan is a payment of double the participants' points where earnings equal two times the corporate target. The plan also provides that payment adjustments will be made to reflect the performance of our peers in the chemical industry.

        Our 2004 earnings, calculated in accordance with the management incentive bonus plan, resulted in a payment to participants equal to 169% of each participant's bonus points. The chief executive officer, therefore, received a payment equal to 1.69 times 70% of his awarded points.

        Thirty percent (30%) of the named executives' bonus payments were awarded based on performance. After review of Mr. Schmitt's performance for 2004, the committee agreed to award Mr. Schmitt $2 for each point for 30% of the points awarded to him. Actual bonuses paid to our named executive officers are listed on the summary compensation table.

        Executive officers were awarded stock options and restricted shares in 2004. These awards are intended to encourage key executives and managerial employees to become owners of our stock to increase their interest in our long-term success, to align their interests with stockholders, to provide incentive equity opportunities that are competitive with other similarly situated companies and to stimulate the efforts of employees by giving suitable recognition for services that contribute materially to our success.

                Patrick J. Fleming, Chairman
                John E. Akitt
                Charles L. Henry
                Yoshi Kawashima

AUDIT COMMITTEE REPORT

        Four directors make up the audit committee of our board of directors: Dennis M. Chorba, chairman, Patrick J. Fleming, Jerry R. Satrum and Charles L. Henry. Charles T. Harris III served as a member of the committee until his resignation from the board in May 2004.

        During the course of performing its duties, the committee:

  •
  discussed with management our audited financial statements as of and for the year ended December 31, 2004,

  •
  discussed with Deloitte & Touche LLP, our independent registered public accounting firm for 2004, the items regarding accounting principles set out in Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants, Statement on Auditing Standards No. 99, Consideration of Fraud in a Financial Statement Audit, and Securities and Exchange Commission rules discussed in Final Releases Nos. 33-8183 and 33-8183a,

  •
  received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and discussed Deloitte & Touche LLP's independence with Deloitte & Touche LLP,

  •
  obtained and reviewed a report by Deloitte & Touche LLP required by the New York Stock Exchange Listing Standards describing: 1) the firm's internal quality control procedures; 2) any material issues raised by: a) the most recent internal quality control review of the firm, or b) peer review of the firm, or c) any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm and any steps taken to deal with any such issues; and 3) (to assess Deloitte & Touche LLP's independence) all relationships between Deloitte & Touche LLP and us.

  •
  reviewed the adequacy of the system of internal controls and management information systems with our internal auditor and our independent registered public accounting firm.

        Based on these reviews and discussions, the committee recommended to the board of directors that our 2004 audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2004.

                Dennis M. Chorba, Chairman
                Patrick J. Fleming
                Jerry R. Satrum
                Charles L. Henry

THE STOCK PERFORMANCE GRAPH

        The graph below is a comparison of the five-year cumulative total return among us, Standard & Poor's Smallcap 600 Index and Standard & Poor's Chemical Smallcap Index. Stock performances, including our stock performance, were calculated using the assumption that all dividends, including distributions of cash, were reinvested in common stock.

Total Shareholder Returns (Indexed)
GGC vs S&P Smallcap 600

Total Shareholder Returns — Dividends Reinvested

Company\Index Name	Dec 00	Dec 01	Dec 02	Dec 03	Dec 04
GEORGIA GULF CORP	-42.89	10.51	26.71	26.59	11.86
S&P 600 CHEMICALS INDEX	-2.68	17.95	-27.72	34.91	6.96
S&P SMALLCAP 600 INDEX	11.80	6.54	-14.63	38.79	13.00

Indexed\Cumulative Returns

		Years Ending
Company\Index Name	Base Period Dec 99
		Dec 00	Dec 01	Dec 02	Dec 03	Dec 04
GEORGIA GULF CORP	100	57.11	63.11	79.96	101.22	176.00
S&P 600 CHEMICALS INDEX	100	97.32	114.79	82.98	111.94	134.69
S&P SMALLCAP 600 INDEX	100	111.80	119.11	101.68	141.13	173.09

PROPOSAL II—APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        The audit committee of the board of directors has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2005. The board of directors recommends that this appointment be ratified.

        Representatives of Deloitte & Touche LLP will be present at the meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Independent Registered Public Accounting Firm's Fees

        For the years ended December 31, 2004 and 2003, we had professional services performed by Deloitte & Touche LLP. Audit, audit-related and tax fees aggregated $1,418,226 and $542,329 for the years ended December 31, 2004 and 2003, respectively, and were composed of the following:

Audit Fees

        The aggregate fees billed for the annual audit of our consolidated financial statements for the years ended December 31, 2004 and 2003, for the timely limited quarterly reviews of the interim consolidated financial statements included in our quarterly reports on Form 10-Q and audit services provided in connection with other statutory or regulatory filings were $1,206,395 and $419,455, respectively.

Audit-Related Fees

        The aggregate fees billed for audit-related services for the years ended December 31, 2004 and 2003 were $76,797 and $60,230, respectively. These fees relate to employee benefit plan audits, accounting consultation services relating to business acquisitions and other attestation services.

Tax Fees

        The aggregate fees billed for tax services for the years ended December 31, 2004 and 2003 were $135,034 and $62,644, respectively. These fees relate to the review of federal and state tax returns, tax compliance fees, general tax consulting services, property tax services and the preparation of benefit plan tax returns.

All Other Fees

        There were no other fees paid to Deloitte & Touche LLP for the years ended December 31, 2004 and 2003.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

        The audit committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The audit committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm.

        Under the policy, pre-approval is generally provided for work associated with registration statements under the Securities Act of 1933 (for example, comfort letters or consents); statutory or other financial audit work for affiliated subsidiaries that is not required for the Securities and Exchange Act of 1934 audits or filings; due-diligence work for potential acquisitions or disposals; attest services required by statute or regulation; adoption of new accounting pronouncements or auditing and disclosure requirements and accounting or regulatory consultations; internal control reviews and assistance with internal control reporting requirements; tax compliance, tax planning and related tax services, excluding any tax service prohibited by regulatory or other oversight authorities; and assistance and consultation on questions raised by regulatory agencies. For each proposed service, the independent registered public accounting firm is required to provide supporting documentation at the time of approval to permit the audit committee to make a determination whether the provision of such services would impair the independent registered public accounting firm's independence.

        The audit committee has approved in advance certain permitted services whose scope is routine in nature. These services are (i) statutory or other financial audit work for affiliated subsidiaries that is not required for the 1934 Act audit, (ii) certain tax compliance services, and (iii) the audit of our employee benefit plans.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

        We do not know of any matters other than those stated above which are to be brought before the meeting. However, if any other matters should be properly presented for consideration and voting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their judgment.

STOCKHOLDER PROPOSALS

        Proposals by stockholders intended to be presented at the 2006 annual meeting must be forwarded in writing and received at our principal executive offices no later than December 12, 2005, directed to the attention of the corporate secretary, for consideration for inclusion in our proxy statement for the annual meeting of stockholders to be held in 2006. Moreover, with regard to any proposal by a stockholder not seeking to have its proposal included in the proxy statement but seeking to have its proposal considered at the 2006 annual meeting, if that stockholder fails to notify us in the manner set forth above of its proposal by February 25, 2006, then the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the 2006 annual meeting, notwithstanding that stockholders have not been advised of the proposal in the proxy statement for the 2006 annual meeting. Any stockholder proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

Joel I. Beerman Vice President, General Counsel and Secretary

April 11, 2005

GEORGIA GULF CORPORATION
C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

ZGGC11

Your vote is important. Please vote immediately.

Vote-by-Internet [GRAPHIC]		Vote-by-Telephone [GRAPHIC]
OR
Log on to the Internet and go to http:www.eproxy.vote.com/ggc		Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.	#GGC

GEORGIA GULF CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL PROPOSALS.
							FOR	AGAINST	ABSTAIN
1.	To elect two directors to serve three years.				2.	To ratify the appointment of Deloitte & Touche LLP to serve as independent public accountants for Georgia Gulf for the year ending December 31, 2005.	☐	☐	☐
Class III:
(01) John E. Akitt, (02) Charles L. Henry
	FOR ALL NOMINEES	☐	☐	WITHHOLD
	FOR ALL NOMINEES EXCEPT	☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided above.)
						Mark box at right if an address change or comment has been noted on the reverse side of this card.			☐
Please be sure to sign and date this Proxy.
IMPORTANT: Sign exactly as your name appears at left. Give full title of executor, administrator, trustee, guardian, etc. Joint owners should each sign personally.
Stockholder sign here:	Date:	Co-owner sign here:	Date:

DETACH HERE

ZGGC12

GEORGIA GULF CORPORATION

Proxy for Annual Meeting of Stockholders
May 17, 2005
This Proxy is Solicited by the Board of Directors

The undersigned hereby appoints Edward A. Schmitt and Joel I. Beerman, or either of them, with full power of substitution as proxyholders to represent and to vote, as designated hereon, the common stock of the undersigned at the annual meeting of stockholders of the Company to be held on May 17, 2005 and any adjournment thereof.

The shares represented by this proxy card will be voted as directed on the front. IF NO DIRECTION IS GIVEN AND THE PROXY CARD IS VALIDLY EXECUTED, THE SHARES WILL BE VOTED FOR ALL LISTED PROPOSALS. IN THEIR DISCRETION, THE PROXYHOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

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QuickLinks

GENERAL
PROPOSAL I—ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
THE STOCK PERFORMANCE GRAPH
Total Shareholder Returns (Indexed) GGC vs S&P Smallcap 600
PROPOSAL II—APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS THAT MAY COME BEFORE THE MEETING
STOCKHOLDER PROPOSALS